Exhibit 99.2
Teleflex Incorporated
Pro forma Segment Results of Operations
To Reflect Discontinued Operations

	2004 - (Unaudited)					2005 - (Unaudited)
					Full
	Q1	Q2	Q3	Q4	Year	Q1	Q2	YTD
Revenues
Commercial	$313,347	$322,568	$267,620	$297,313	$1,200,848	$303,808	$314,706	$618,514
Medical	149,043	156,846	203,333	231,008	740,230	210,844	218,906	429,750
Aerospace	115,742	113,697	105,858	117,914	453,211	109,891	124,347	234,238

	$578,132	$593,111	$576,811	$646,235	$2,394,289	$624,543	$657,959	$1,282,502

Operating profit (*)
Commercial	$31,716	$36,201	$16,542	$21,206	$105,665	$24,817	$25,361	$50,178
Medical	23,084	26,708	30,652	37,384	117,828	33,168	43,352	76,520
Aerospace	1,447	(5,515)	2,512	(8,963)	(10,519)	1,963	6,570	8,533

	56,247	57,394	49,706	49,627	212,974	59,948	75,283	135,231
Corporate expenses	6,561	6,527	7,585	11,215	31,888	6,955	6,165	13,120
Minority interest in consolidated subsidiaries	(4,112)	(4,764)	(4,457)	(5,886)	(19,219)	(4,698)	(5,181)	(9,879)
(Gain) loss on sale of businesses and assets	—	(5,083)	563	1,787	(2,733)	—	—	—
Restructuring costs	—	—	—	67,618	67,618	7,294	6,653	13,947

Income (loss) from continuing operations before interest, taxes and minority interest	53,798	60,714	46,015	(25,107)	135,420	50,397	67,646	118,043
Interest expense, net	6,775	6,145	12,590	11,608	37,118	11,088	10,565	21,653

Income (loss) from continuing operations before taxes and minority interest	47,023	54,569	33,425	(36,715)	98,302	39,309	57,081	96,390
Taxes (benefit) on income (loss) from continuing operations	11,200	13,561	5,314	(16,837)	13,238	9,563	13,585	23,148

Income (loss) from continuing operations before minority interest	35,823	41,008	28,111	(19,878)	85,064	29,746	43,496	73,242
Minority interest in consolidated subsidiaries	4,112	4,764	4,457	5,886	19,219	4,698	5,181	9,879

Income (loss) from continuing operations	31,711	36,244	23,654	(25,764)	65,845	25,048	38,315	63,363
Operating income (loss) from discontinued operations	(1,978)	(2,354)	(7,826)	(57,268)	(69,426)	21,072	(13,708)	7,364
Taxes (benefit) from discontinued operations	261	(275)	(1,665)	(11,419)	(13,098)	7,394	(4,366)	3,028

Net income (loss)	$29,472	$34,165	$17,493	$(71,613)	$9,517	$38,726	$28,973	$67,699

Earnings (losses) per share:
Basic:
Income (loss) from continuing operations	0.79	0.90	0.59	(0.64)	1.64	0.62	0.94	1.56
Income (loss) from discontinued operations	(0.06)	(0.05)	(0.15)	(1.14)	(1.40)	0.34	(0.23)	0.11

Net income (loss)	0.74	0.85	0.43	(1.77)	0.24	0.96	0.71	1.67

Diluted:
Income (loss) from continuing operations	0.78	0.89	0.59	(0.64)	1.63	0.62	0.93	1.55
Income (loss) from discontinued operations	(0.06)	(0.05)	(0.15)	(1.13)	(1.39)	0.34	(0.23)	0.11

Net income (loss)	0.73	0.84	0.43	(1.77)	0.24	0.95	0.71	1.66

Average number of common and common equivalent shares outstanding:
Basic	39,990	40,195	40,273	40,361	40,205	40,453	40,635	40,544
Diluted	40,457	40,538	40,414	40,571	40,495	40,699	41,031	40,865

(*)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other products costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, (gain) loss on sale of businesses and assets, restructuring costs, interest expense and taxes are excluded from this measure.
These discontinued operations have not historically been separately identified, consolidated and audited as presented in this schedule.
Certain financial information is presented on a rounded basis, which may cause minor differences.